Exhibit 99.1

OLD POINT FINANCIAL CORPORATION 1ST QUARTER 2007

EARNINGS RELEASE

Hampton, Virginia, April 16, 2007: Old Point Financial Corporation (Nasdaq OPOF) announced today first quarter 2007 net income of $2.40 million, up 42% as compared to first quarter 2006 earnings of $1.69 million. This amount includes a $489 thousand after tax benefit to earnings as the result of the early adoption of Statement of Financial Standard No.159 (FASB 159) “The Fair Value Option for Financial Assets and Financial Liabilities”. The Company elected early adoption of the standard effective as of January 1, 2007. FASB 159 is intended to improve financial reporting by giving all entities the option to recognize most financial assets and liabilities at fair value. The instruments that Old Point Financial Corporation elected to measure at fair value are U.S. Government Agencies held at the subsidiaries of Old Point Financial Corporation. Earnings without the adoption of FASB 159 would have been up 13%.

Total assets continue to grow, as of March 31, 2007 they were $843.49 million, up 8% from first quarter 2006 total of $781.66 million. Net loans increased by 12% to $577.81 million from $517.20 million on March 31, 2006. Total deposits as of March 31, 2007 increased by 6% to $596.59 million compared to $560.45 million for the first quarter 2006. As a result of adopting FASB 159 retained earnings as of January 1, 2007, were reduced by $1.89 million or 4.49%.

“We are pleased with our first quarter results” said Old Point Financial Corporation Chairman and CEO Robert F. Shuford. “While we still are seeing compression of our net interest margin due to the inverted yield curve our asset quality remains sound. Non-interest income continues to grow; at the same time we have managed our non-interest expense growth. We believe the adoption of FASB accounting standard 159 will have a positive impact on our ability to manage interest rate risk associated with our bond portfolio.”

Basic and diluted earnings per share for the first quarter 2007 were $0.60, compared with first quarter 2006 of $0.42.

For the first quarter 2007, return on assets (ROA) was 1.16% and return on equity (ROE) was 12.70%, compared to first quarter 2006, ROA of .90% and ROE of 9.52%.

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider.

www.oldpoint.com

For More Information Contact:     Lani Chisman Davis, Marketing Director, 757/728-1286

Old Point Financial Corporation and Subsidiaries

Consolidated Balance Sheet

	March 31, 2007	March 31, 2006
	(unaudited)	(unaudited)
	($000)	($000)
Assets
Cash and due from banks	$14,150	$14,079
Federal funds sold	28,279	20,098

Cash and cash equivalents	42,429	34,177
Securities carried at fair value	139,654	—
Securities available-for-sale, at fair value	38,746	188,135
Securities held-to-maturity
(fair value approximates $774 and $3,231)	732	3,223
Loans, net of allowance for loan losses of $4,950 and $4,580	577,812	517,203
Premises and equipment, net	26,179	21,475
Bank owned life insurance	10,757	9,591
Other assets	7,184	7,860

	$843,493	$781,664

Liabilities & Stockholders’ Equity
Deposits:
Noninterest-bearing deposits	$98,978	$105,884
Savings deposits	206,877	205,266
Time deposits	290,730	249,295

Total deposits	596,585	560,445
Federal funds purchased, repurchase agreements and other borrowings	52,139	52,658
Federal Home Loan Bank advances	115,000	95,000
Accrued expenses and other liabilities	3,576	2,579

Total liabilities	767,300	710,682

Stockholders’ equity:
Common stock, $5 par value, 10,000,000 shares authorized;
3,992,934 and 3,987,880 shares issued	19,965	19,939
Additional paid-in capital	14,951	14,474
Retained earnings	41,680	39,265
Accumulated other comprehensive income (loss)	(403)	(2,696)

Total stockholders’ equity	76,193	70,982

	$843,493	$781,664

Old Point Financial Corporation and Subsidiaries

Consolidated Statements of Income

	Three Months Ended March 31,
	2007	2006
	(unaudited)
	($000)	($000)
Interest and Dividend Income:
Interest and fees on loans	$10,237	$8,299
Interest on federal funds sold	154	52
Interest on securities:
Taxable	1,224	1,288
Tax-exempt	326	388
Dividends and interest on all other securities	126	88

Total interest and dividend income	12,067	10,115

Interest Expense:
Interest on savings and interest-bearing demand deposits	633	493
Interest on time deposits	3,312	2,279
Interest on federal funds purchased, securities sold under agreement to repurchase and other borrowings	498	408
Interest on Federal Home Loan Bank advances	1,415	984

Total interest expense	5,858	4,164
Net interest income	6,209	5,951
Provision for loan losses	300	300

Net interest income, after provision for loan losses	5,909	5,651

Noninterest Income:
Income from fiduciary activities	797	678
Service charges on deposit accounts	1,393	1,334
Other service charges, commissions and fees	585	535
Income from bank owned life insurance	148	133
Gain on available-for-sale securities, net	3	1
Gain on securities carried at fair value	741	—
Other operating income	152	106

Total noninterest income	3,819	2,787

Noninterest Expense:
Salaries and employee benefits	3,902	3,712
Occupancy and equipment	899	892
Postage and courier	128	139
Service fees	75	169
Data processing	204	169
Advertising	173	142
Customer development	177	167
Employee professional development	149	132
Other	618	618

Total noninterest expenses	6,325	6,140

Income before income taxes	3,403	2,298
Income tax expenses	997	608

Net income	$2,406	$1,690

Basic Earnings per Share:
Average shares outstanding	3,989,413	3,994,992
Net income per share of common stock	$0.60	$0.42

Diluted Earnings per Share:
Average shares outstanding	4,031,355	4,056,488
Net income per share of common stock	$0.60	$0.42